Exhibit 99.1
Team,

As I shared in my livestream a few moments ago, today we are announcing some very difficult yet necessary decisions to better position Etsy for future growth. After deep discussion and careful consideration, we are reorganizing our internal structure to more closely align our resources with our most important business priorities and better serve our customers. As part of this, I’m sad to share that we must say goodbye to approximately 225 team members, reducing the Etsy workforce by ~11%. This decision was among the hardest we’ve ever made, and one that we have tried earnestly to avoid.

I want to take some time to walk you through how we got here, how we approached these changes, and how we will move forward together. I’ll also share the details of some changes to our Executive Team (ET) and org structure.

How we got here
First, I am incredibly proud of how this team has shown up for our customers over the past several years. Together, we built a strong foundation that enabled us to harness the moment when the pandemic drove more people to Etsy than ever before, and create explosive growth for our marketplace through 2021. Because of your passion, innovative spirit, and dedication to our mission, Etsy brought more economic opportunities to more sellers around the world and delighted tens of millions more shoppers at a time when they needed us most.

While the Etsy marketplace is still more than double the size it was in 2019, we need to acknowledge and adjust for today’s realities. We are operating in a very challenging macro and competitive environment, and GMS has remained essentially flat since 2021. This means we are not bringing our sellers more sales, which is the single most important thing we can do for them. At the same time, employee expenses have grown, even as we have introduced significant cost-cutting measures and adjusted or paused hiring plans. This is ultimately not a sustainable trajectory and we must change it.

As we head into 2024, we have identified our “Vital Few” projects and initiatives that we believe will reignite growth for our sellers and drive buyer consideration and loyalty through a focus on quality, value, and reliability. I have great confidence in these plans, but we need the right structure and resources in place to successfully execute on them.

Following extensive discussions and analysis with senior leaders, it was apparent that a leaner, more agile team would enable us to properly focus on our key growth priorities, move bold and fast, and maintain a sustainable cost structure. Parting ways with some of our colleagues was absolutely not an option we wanted to pursue; however, we have a responsibility to our entire community, especially the nearly 7M sellers who count on us everyday – and we must make the hard decisions that allow us to continue serving them.

How we approached these changes

Our strategy for identifying departing employees
First, I want to underscore that the reductions we are making today are ultimately about making us an even more focused, agile company and positioning Etsy for growth.

When we decided to reduce our workforce, our goal was to ensure the new structure directly mapped to our Vital Few business priorities and foundational workstreams. Our commitment to diversity remains, and fairness was at the forefront of this process. Our dedication to minimizing the impact on affected employees is unwavering; we are providing generous support to every departing team member as they move on from Etsy and transition to their next opportunity.

We focused on simplicity and efficiency in our org structure, with clear lines of accountability, so that we could hit the ground running in the new year. We assessed how each team at Etsy mapped against our growth priorities and reviewed every single team member, starting from our most senior levels, to determine how well their roles and skills matched our current and future business needs. We then made the hard decision to say goodbye to those who did not fit into our new structure. Please know that we did not arrive at any individual decision lightly.

I believe that these changes put us at our ‘fighting weight’ - a more streamlined and agile team, similar to where we were early in 2022 in terms of the size of our core Etsy team, with renewed focus and conviction in our top priorities.

Key updates to our Executive Team
As we reviewed our structure and priorities across the company, I also looked at my ET to identify any areas where we could drive greater efficiency. First, there was a meaningful opportunity to bring our core products and services together by moving the Payments and Fulfillment functions to Nick Daniel in the Product Org. Additionally, after nearly 5 years of building a world-class marketing team and making Etsy top-of-mind for our customers, Ryan Scott will be departing Etsy, and we will consolidate our Marketing Org under Raina Moskowitz’s leadership. In her expanded role as Etsy’s Chief Operating and Marketing Officer, Raina will work to drive growth globally by expanding brand consideration and deepening customer trust and loyalty. I’m excited to see Raina leverage her extensive marketing experience from her time with American Express, where she successfully grew share of wallet with their existing customer base while strategically attracting new customers.

As we move forward as a leaner organization, nurturing our talent will remain a top priority. Kim Seymour has placed a strong focus on creating growth opportunities across Etsy, including within her own team. With that in mind, Kim will hand over the reins to her successor, Toni Thompson, Etsy’s current VP of Global People and Talent Strategy, as she becomes Etsy's new Chief Human Resources Officer. Since joining Etsy in 2020, Toni has led our people development strategy through periods of significant transformation, including scaling our teams to support marketplace growth and our expansion into a House of Brands. She has served as a trusted advisor to myself and the entire ET as we have cultivated an engaged, inclusive workforce and created an exceptional experience through all stages of the employee lifecycle.

These changes will take effect on January 1, 2024, and you’ll hear more details about these new Org structures tomorrow. I want to pause and thank Ryan and Kim for their immense impact on Etsy. Under Ryan’s leadership, tens of millions of new buyers around the globe discovered the joy of Etsy and returned again and again. Ryan helped transform our brand globally during a period of critical growth through his skilled storytelling and full-funnel activation of channels like above-the-line advertising and advanced, data-driven performance marketing. And over the past 18 months, Kim has built a talent strategy that enables us to engage and retain employees, serve our customers, and care for our workforce both personally and professionally. We wish them both the best and they will forever be a part of the Etsy community.

Support for our departing teammates
Once we knew we needed to make workforce reductions, we wanted to communicate our decision with you as soon as possible. However, that puts us in the unfortunate position of sharing this news amid the winter holidays. While generally the last working day for departing Admin is today (or in accordance with local laws and procedures), all impacted Admin will remain on Etsy payroll until at least January 2, 2024 (or will be paid in lieu where local regulations make this payroll extension infeasible). We hope this extra financial support provides some peace of mind during the holidays as they process this change and prepare to explore their next step.

Our departing employees have contributed so much to make Etsy who we are today. Each of these team members were valued members of our community across all functions, levels, tenures, and locations, who supported our sellers and drove our mission forward through unprecedented and very meaningful times. We are grateful for the impact they had on our marketplace and culture, and remain committed to treating them with kindness, respect, and empathy in this transition. Therefore, we are offering the following enhanced severance package to impacted Admin:
•Severance: 16 weeks of base pay, plus 1 week for each full year of service.
•Bonus: To acknowledge their efforts throughout this calendar year, departing employees will receive bonus payments for 2023.
•Healthcare: 12 months of COBRA coverage in the US (effective Feb 1, 2024) or a cash equivalent in non-US markets, including 12 months of Lyra Mental Health support.
•Time off: Accrued, unused PTO will be paid out. Those on or eligible for Sabbaticals (5+ years tenure) and approved leaves (including Parental) will be paid out for this time.
•Job support: 3 months of career service support through an external partner, including job lead connections, skill-based learning classes, professional coaching, resume and LinkedIn branding support, and more.
•Laptops: Departing Admin will be able to keep their laptops for personal use following their departure.
•Immigration Support: Our HR immigration specialist will be working directly with impacted individuals whose immigration status is connected with their employment.

How we will move forward, together
No doubt, this is a challenging day – one of the hardest we’ve experienced at Etsy – and I want to provide more clarity for you on what happens from here. There is no perfect way to deliver such difficult news, especially when it’s impacting teammates that we value so much. Please know we have taken a deeply thoughtful approach to try to be as empathetic and human as possible in this moment.

To close, while there are many things we can't control, there is still a lot we can, so let’s remain obsessively focused on that. We owe it to our sellers and buyers – and we owe it to each other – to continue working passionately and with the highest level of urgency towards our Vital Few initiatives and supporting workstreams.

I firmly believe that it is still very early innings for Etsy. The opportunity ahead of us is enormous, our market share remains small, and we are solving for something no one else is: Keeping Commerce Human. I have confidence in our plans and in every single one of you, and I am deeply grateful for your tireless commitment to our company and the sellers and buyers who depend on us. This is the team that will get us back to growth for our community. The waters may be rough right now, but there’s no other ship I’d rather be on, and no other crew I’d rather be with, as we weather this cycle and emerge even stronger on the other side.

Onward,
Josh

Notes:
For clarity and brevity, details about internal meeting logistics, processes, and individual employment statuses included in the original email have been redacted from the text above.